                                                                    EXHIBIT 12.1


                        SECURITY CAPITAL PACIFIC TRUST

          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

                         (Dollar amounts in thousands)
                                  (Unaudited)

                                                                    PTR Historical
                                                    ----------------------------------------------------------------------
                             Three months ended                    Twelve months ended December 31,
                               March 31, 1998
                            ---------------------   ----------------------------------------------------------------------
                                                                  PTR
                                                    Archstone  Pre-Merger
                            Archstone     PTR       Pro Forma  Pro Forma
                            Pro Forma  Historical    1997(1)    1997(1)  1997(1)   1996     1995    1994    1993    1992
                            ---------------------   ----------------------------------------------------------------------
Earnings from operations...  $44,888    $29,299     $ 81,793   $27,166   $24,686 $ 94,089 $ 81,696 $46,719 $23,191 $ 9,037
Add:
  Interest Expense.........   23,307     15,623       89,630    62,704    61,153   35,288   19,584  19,442   3,923   3,214
                            ---------------------   ----------------------------------------------------------------------
Earnings as adjusted.......  $68,195    $44,922     $171,423   $89,870   $85,839 $129,377 $101,280 $66,161 $27,114 $12,251
                            =====================   ======================================================================

Combined fixed charges
and preferred share
dividends:
  Interest expense.........  $23,307    $15,623     $ 89,630   $62,704   $61,153 $ 35,288 $ 19,584 $19,442 $ 3,923 $ 3,214
  Capitalized interest.....    5,214      5,214       17,606    17,606    17,606   16,941   11,741   6,029   2,818     989
                            ---------------------   ----------------------------------------------------------------------
     Total fixed charges...   28,521     20,837      107,236    80,310    78,759   52,229   31,525  25,471   6,741   4,203
Preferred share dividends..    5,790      4,712       21,269    19,384    19,384   24,167   21,823  16,100   1,341      --
                            ---------------------   ----------------------------------------------------------------------
Combined fixed charges and
preferred charges..........  $34,311    $25,549     $128,505   $99,694   $98,143 $ 76,396 $ 53,148 $41,571 $ 8,082 $ 4,203
                            =====================   ======================================================================
Ratio of earnings to
combined fixed charges and
preferred share dividends..      2.0        1.8          1.3       0.9       0.9      1.7      1.9     1.6     3.4     2.9
                            =====================   ======================================================================

(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Accordingly, earnings from operations were insufficient to cover combined fixed charges and preferred share dividends by $12.3 million. Excluding this charge, the ratio of earnings to combined fixed charges and preferred share dividends for the year ended December 31, 1997 for Archstone Pro Forma, PTR Pro Forma, and PTR Historical would be 1.9, 1.6 and 1.6, respectively.